Exhibit 99.1

PCTEL Appoints New Director

Industry Veteran Gina Haspilaire Brings Broad Telecom and International Experience to PCTEL

BLOOMINGDALE, Ill. – November 20, 2015 — PCTEL, Inc. (NASDAQ:PCTI), a leader in Performance Critical Telecom solutions, announced today that its Board of Directors appointed Gina Haspilaire as its newest Director. Haspilaire currently serves as the Chief Human Resource Officer of Reliance Communications (Enterprise) and Global Cloud Xchange. She has held executive and leadership positions at Henkel, PACNET, Heidrick and Struggles, and AT&T. She received her MBA from Columbia University and a BS in Mathematics and Computer Science from St. John’s University in New York.

“Gina is an outstanding addition to our board with a broad set of experiences and skills that will help PCTEL get to the next level,” said Marty Singer, PCTEL’s Chairman and CEO. “As PCTEL makes the transition to delivering cloud-based analytics and broad telecom solutions, our shareholders will benefit from Gina’s experience with global networks and technology. We are really pleased to have her on the board,” added Singer.

“I’m delighted to join a company that has made a 14 year transition from discrete products to wireless services and solutions,” said Gina Haspilaire, PCTEL’s newest Director. “I look forward to being part of an active board and working with Marty’s team,” added Haspilaire.

Haspilaire will serve on the Compensation Committee. Her initial term is until June, 2018. PCTEL’s Board has eight (8) directors at this time.

About PCTEL

PCTEL, a global provider of RF expertise, delivers Performance Critical Telecom solutions to the wireless industry. PCTEL benchmarks and optimizes wireless networks with its data tools, engineering services, and RF products. PCTEL’s antennas and site solutions are vital elements for networks serving SCADA, fleet management, health care, public safety, and education.

PCTEL’s RF Solutions products and services improve the performance of wireless networks globally. PCTEL’s performance critical products include its MXflex®, IBflex®, and EXflex® scanning receivers and related SeeHawk® Touch, SeeHawk® Collect, and SeeWave® tools. PCTEL’s sophisticated engineering services utilize these products as well as the SeeHawk™ Analytics portfolio (Network Analytics, Subscriber Analytics, Map Analytics, and Business Intelligence).

PCTEL Connected Solutions designs and delivers performance critical antennas and site solutions for public and private wireless networks globally. PCTEL’s performance critical antenna solutions include high rejection and high performance GPS and GNSS products, the industry leading Yagi portfolio, mobile and indoor LTE, broadband, and LMR antennas and PIM-rated antennas for transit, in-building, and small cell applications. We leverage our design, logistics, and support capabilities to deliver performance critical antenna and site solutions into carrier, railroad, utility applications, oil and gas, and other vertical markets.

PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web sites: pctel.com, antenna.com, or rfsolutions.pctel.com

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For further information contact:

Jack Seller

Public Relations

PCTEL, Inc.

(630)339-2116

jack.seller@pctel.com